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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): MAY 21, 1998


                                  EXCITE, INC.
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             (Exact name of Registrant as specified in its charter)


                                   CALIFORNIA
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                 (State or other jurisdiction of incorporation)



           0-28064                                       77-0378215
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         (Commission                                 (IRS Employer
        File Number)                                 Identification No.)


     555 Broadway, Redwood City, CA                               94063
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(Address of principal executive offices)                        (Zip Code)


                                 (650) 568-6000
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              (Registrant's telephone number, including area code)


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          (Former name or former address, if changed since last report)


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ITEM 5:  OTHER EVENTS.

        On May 21, 1998, Excite, Inc. (the "Company" or "Excite") announced that it had received and rejected an unsolicited letter proposing that Excite negotiate to merge with Zapata Corporation ("Zapata"), a Texas-based company which, according to its most recent reports filed with the Securities and Exchange Commission, holds approximately 40% of the outstanding common stock of Envirodyne Industries, Inc., a company primarily engaged in the business of selling food packaging products, and approximately 60% of the outstanding common stock of Omega Protein Corporation, which markets a variety of products produced from menhaden fish, including regular grade and specialty fish meals and crude and refined fish solubles. Zapata has also announced that it intends to make acquisitions in businesses which offer services in the Internet and e-commerce market, and that it had acquired two Web sites named "Word" and "Charged."

        The merger proposed by Zapata was to be a "stock-for-stock merger transaction in which Zapata acquires Excite." Zapata also proposed that "each outstanding share of Excite Common Stock would be exchanged for $72 of newly issued Zapata common stock." On May 21, 1998, the closing price of Excite's Common Stock was $61 per share, and Excite had a market capitalization of approximately $1.4 billion. Excite's Common Stock had a closing price as high as $91.125 per share as recently as April 16, 1998. On May 21, 1998, the closing price of Zapata's common stock was $10.50 per share, and Zapata had a market capitalization, based on shares of common stock outstanding as of May 15, 1998 as reported in Zapata's most recent Quarter Report on Form 10-Q, of approximately $244 million.

        After consultation with its financial advisors, the Company determined that the proposed "premium" was potentially illusory, because, among other things, (i) the transaction was to be structured as a stock-for-stock transaction in which, because of the large disparity in the two companies' market capitalizations, Excite's shareholders would own a substantial majority of the capital stock of the combined company and (ii) the lack of strategic fit between the businesses of Zapata and Excite would likely result in a market capitalization of the combined company not appreciably higher than the sum of the market capitalizations of the separate companies. Because of, among other things, this potentially illusory nature of the proposed premium, in addition to the potential dilution of ownership interest to Excite's shareholders that would result from the transaction, the Company determined that Zapata's merger proposal was not feasible. On May 27, 1998, the Board of Directors of the Company formally ratified the determination not to pursue this merger proposal.

        On May 21, 1998, two lawsuits were filed in the Superior Court of the State of California - County of San Mateo. The first (Case No. 404918), styled as a class action complaint for alleged breach of fiduciary duties, was filed by Lazar Blisko ("Blisko") against Excite, its directors and one former director. The second (Case No. 404921), also styled as a class action complaint for alleged breach of fiduciary duties, was filed by Taam Associates, Inc. ("Taam Associates") against Excite and its directors.

        Blisko and Taam Associates have alleged in their respective complaints, among other things, that the respective defendants breached their fiduciary duties to the Company's shareholders by rejecting Zapata's offer. The complaints seek an order requiring the defendants to "carry out their fiduciary duties" to the respective plaintiffs and class members by announcing their intention to (1) cooperate with "any entity or person, including Zapata, having a bona fide interest in proposing any transaction which would maximize shareholder value, including, but not limited to, a buy-out or takeover of the Company," (2) undertake an "appropriate evaluation of Excite's worth as a merger or acquisition candidate," (3) "take all appropriate steps to enhance the Company's value and attractiveness as a merger/acquisition candidate" (in the Taam Associates complaint only), (d) take all appropriate steps to "effectively expose the Company to the marketplace in an effort to create an


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active auction of the Company," (e) "act independently so that the interests of the Company's public shareholders will be protected," and (f) "adequately ensure that no conflicts of interest exist between the defendants' own interest and their fiduciary obligation to maximize shareholder value or, in the event such conflicts exist, to ensure that all conflicts of interest are resolved in the best interests of the public shareholders of the Company." Each complaint also seeks declaratory and injunctive relief, unspecified damages, and costs and attorneys' fees.

         The Company is currently in the process of evaluating each of the complaints and believes that the causes of action alleged in the complaints are without merit. The Company intends to defend each action vigorously. However, these actions have not yet entered the discovery stage and it is not yet possible to assess their ultimate outcome. An adverse outcome to either litigation could have a material adverse effect on the Company's business, results of operations and financial condition. Even if the Company is successful in defending these actions, there can be no assurance that the costs and the diversion of resources required to defend the actions will not have a material adverse effect on the Company's business, results of operations and financial condition.


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                                    SIGNATURE


        Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                            EXCITE, INC.



Date:  June 1, 1998         By: /s/ Robert C. Hood
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                               Robert C. Hood
                               Executive Vice President, Chief Administrative Officer and Chief Financial Officer